Filed Pursuant to Rule 424(b)(5)

Registration No. 333-238578

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated May 29, 2020)

$7.5 Million

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering to GEM Global Yield LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg, or GEM, up to $7.5 million of shares of our common stock from time to time upon our exercise of one or more draws under our previously disclosed share purchase agreement with GEM. We will sell the shares to GEM at prices per share determined in accordance the share purchase agreement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “STAB”. On September 8, 2021, the last reported sale price per share of our common stock was $4.23 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Under the terms of the share purchase agreement with GEM and its affiliate, GEM Yield Bahamas Limited, or “GYBL,” we have agreed to pay GYBL a commitment fee in an amount equal to 2% of the total GEM commitment under the share purchase agreement. See “Plan of Distribution” beginning on page S-13 of this prospectus supplement for more information regarding these arrangements.

The date of this prospectus supplement is September 9, 2021

Prospectus
About This Prospectus	1
Cautionary Note Regarding Forward-Looking Statements	1
About Cleveland BioLabs	2
Risk Factors	4
Use of Proceeds	4
Dilution	4
Securities We May Offer	4
Plan of Distribution	9
Legal Matters	11
Experts	11
Where You Can Find More Information	12
Incorporation by Reference	12

About this Prospectus Supplement

This prospectus supplement and the accompanying prospectus dated May 29, 2020, are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This prospectus supplement and the accompanying prospectus relate to the offer by us of shares of our common stock to GEM. We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information; Information Incorporated by Reference.”

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

On July 27, 2021, Statera Biopharma, Inc., formerly known as Cleveland BioLabs, Inc., High Street Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Statera Biopharma, Inc. ("Merger Sub"), and Cytocom Inc., a Delaware corporation ("Old Cytocom"), completed their previously announced merger transaction. The merger transaction was completed pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 16, 2020, pursuant to which Merger Sub merged with and into Old Cytocom, with Old Cytocom continuing as a wholly owned subsidiary of the company and the surviving corporation of the merger (the “Merger”). In connection with the closing of the Merger, Old Cytocom was renamed “Cytocom Subsidiary Inc.” and our corporate name is now “Statera Biopharma, Inc.”

In this prospectus supplement, unless otherwise noted, or the context otherwise requires, the terms “Statera Biopharma,” the “Company,” “we,” “us,” and “our” refer to Statera Biopharma, Inc. (formerly known as Cleveland BioLabs, Inc.), BioLab 612, Panacela and, prior to the closing of the Merger, Merger Sub, and after the Merger, Cytocom Subsidiary Inc., and its subsidiaries, Imquest Life Sciences Inc., ImQuest BioSciences, Inc., ImQuest Pharmaceuticals, Inc. and Lubrinovation Inc.

We use our registered trademarks, Statera Biopharma and the Statera Biopharma logo in this prospectus. All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are forward-looking statements, including, without limitation, statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934, as amended. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed here for various reasons. Factors that could contribute to such differences include, but are not limited to:

●	our need for additional financing to meet our business objectives;

●	our history of operating losses; our ability to successfully develop, obtain regulatory approval for, and commercialize our products in a timely manner;

●	our plans to research, develop and commercialize our product candidates; our ability to attract collaborators with development, regulatory and commercialization expertise;

●	our plans and expectations with respect to future clinical trials and commercial scale-up activities;

●	our reliance on third-party manufacturers of our product candidates;

●	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

●	the rate and degree of market acceptance of our product candidates;

●	regulatory requirements and developments in the United States, the European Union and foreign countries;

●	the performance of our third-party suppliers and manufacturers;

●	the success of competing therapies that are or may become available;

●	our ability to attract and retain key scientific or management personnel;

●	our reliance on government funding for a significant portion of our operating costs and expenses;

●	government contracting processes and requirements;

●	the exercise of significant influence over our company by our largest individual stockholder;

●	the impact of the novel coronavirus ("COVID-19") pandemic on our business, operations and clinical development;

●	the geopolitical relationship between the United States and the Russian Federation as well as general business, legal, financial and other conditions within the Russian Federation;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●	our potential vulnerability to cybersecurity breaches;

●	the outcome of legal proceedings that have been instituted against the Company related to the Merger;

●

the other factors discussed below in “Item 1A. Risk Factors,” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" and in other filings we make with the Securities and Exchange Commission.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Prospectus Supplement Summary

The items in the following summary are described in more detail later in this prospectus supplement and in the accompanying prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the entire prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the “Risk Factors” section, and other documents or information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making any investment decision.

Statera Biopharma, Inc.

We are a clinical-stage biopharmaceutical company developing multiple product candidates to address unmet medical needs. Prior to the closing of the Merger, we focused exclusively on developing novel approaches to modulate the immune system. Our proprietary platform of Toll-like receptor drug candidates have applications in mitigation of radiation injury and neutropenia an anemia. We combine our proven scientific expertise and our depth of knowledge about our products’ mechanisms of action into a passion for developing drugs to save lives. Our most advanced product candidate in this field is entolimod, an immune-stimulatory agent, which we are developing as a radiation countermeasure and other indications in radiation oncology.

Following the closing of the Merger, we are also now developing novel immunotherapies targeting autoimmune, inflammatory, emerging viruses and cancers based on a proprietary, multi receptor platform, or the AIMS platform, designed to restore the body’s immune system and restore homeostasis. These therapies are designed to elicit directly within patients a robust and durable response of antigen-specific killer T cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. We believe that our technologies can meaningfully leverage the human immune system for prophylactic and therapeutic purposes by eliciting killer T-cell response levels not achieved by other known immunotherapy approaches. Our immunomodulatory technology restores the balance between the cellular (Th1) and the humoral (Th2) immune systems. Immune balance is regulated through T-helper cells that produce cytokines. The Th1 lymphocytes help fight pathogens within cells like cancer and viruses through interferon-gamma and macrophages. The Th2 lymphocytes target external pathogens like cytotoxic parasites, allergens, toxins through the activation of B-cells and antibody production to effect to dendritic cells, which are natural activators of killer T cells, also known as cytotoxic T -cells, or CD8+ T cells. Furthermore, the Statera Biopharma technology antagonizes the toll-like receptors (TLR4 and TLR9) to inhibit proinflammatory cytokines like IL-6.

Development Programs

Immunotherapy Product Candidates

We are pursuing clinical development of two product immunotherapy candidates, one as an adjunct to the standard of care in pediatric Crohn’s disease and one as an adjunct to standard of care therapy to extend the duration of disease remission in patients with late-stage non-resectable pancreatic cancer. We also filed an Investigational New Drug, or IND, application with the U.S. Food and Drug Administration, or the FDA, to study CYTO-205 to prevent the advancement of COVID-19 infected patients from mild to severe disease. The Company has received a letter indicating it may proceed with its Phase 2 COVID-19 study from the FDA’s Division of Pulmonology, Allergy and Critical Care (DPACC), part of the Office of Immunology and Inflammation (OII). In the future, we also plan to submit INDs and initiate clinical trials for three additional products candidates, one to reduce the pain associated with fibromyalgia, one to prevent disease progression in patients with relapsing multiple sclerosis (MS) and one to be used as an adjunct to standard of care therapy for hepatocellular cancer.

AIMS Platform

We built AIMS, our proprietary multi-receptor platform, to serve as a groundbreaking drug discovery and development engine leveraging expertise, knowledge, chemistry and computational capabilities. The multi-receptor system develops analogs of noroxymorphone and proenkephalin to address numerous therapeutic areas including autoimmune, inflammation, emerging viruses and cancers. Statera Biopharma has expanded its understanding of the relationship between noroxymorphone and proenkephalin analogs determining how multiple factors impact pharmacokinetic – pharmacodynamic relationships, potency, and selectivity in relation to the immune system. Statera Biopharma believes its multi-receptor platform is an instrument permitting the increased probability of success.

Entolimod

Entolimod, a Toll-like receptor 5, or TLR5, agonist, which we are developing as a medical radiation countermeasure, or MRC, for reducing the risk of death following exposure to potentially lethal irradiation from Acute Radiation Syndrome, or ARS, is one of the Company’s most advanced product candidates. Other indications, including immunotherapy for oncology, have been or will be investigated as well. Entolimod as a MRC is being developed under the FDA’s Animal Efficacy Rule for the indication of reducing the risk of death following exposure to potentially lethal irradiation occurring as a result of a radiation disaster. We believe that entolimod is the most efficacious MRC currently in development.

Statera Biopharma has completed two Good Clinical Practices clinical studies designed to evaluate the safety, pharmacokinetics and pharmacodynamics of entolimod in a total of 150 healthy subjects. We have completed a Good Laboratory Practices, or GLP, randomized, blinded, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of entolimod on survival and biomarker induction in 179 non-human primates exposed to 7.2 Gy total body irradiation when entolimod or a placebo was administered at 25 hours after radiation exposure. We have also completed a GLP, randomized, open-label, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of entolimod on biomarker induction in 160 non-irradiated non-human primates. In 2015, following confirmation from the FDA of the sufficiency of our existing efficacy and safety data and animal-to-human dose conversion, we submitted to the FDA an application for pre-Emergency Use Authorization, or pre-EUA, a form of authorization granted by the FDA under certain circumstances. Since 2015, the FDA has indicated that a biocomparability exercise was necessary to compare the entolimod formulation used to perform early studies with the entolimod formulation planned for stock piling under the pre-EUA. This exercise is complete and the FDA agrees that for pre-EUA purposes, biocomparability has been demonstrated. This agreement is not yet in place for a future Biologics License Application, or BLA.

If the FDA authorizes the pre-EUA application, then Federal agencies will be free to procure entolimod for stockpiling so that the drug is available to distribute in the event of an emergency, i.e., prior to the drug being formally approved by FDA under a BLA. Such authorization is not equivalent to full licensure through approval of a BLA, but precedes full licensure and, importantly, would position entolimod for potential sales in advance of full licensure in the U.S. We further believe pre-EUA status will position us to explore sales opportunities with foreign governments. However, on May 27, 2021, the Company received a response from the FDA relating to its Pre-EUA submission for entolimod. In its response, the FDA indicated that additional information was required to meet the criteria for a potential emergency use authorization. In order to meet the submission criteria, the FDA stated that it would need additional data to determine an effective dose for information. The FDA will require additional clinical studies to evaluate this information. We will work with the FDA to determine the necessary next steps and clinical studies requested to demonstrate efficacy and safety for a TRL5 under an EUA.

In addition to development work on the MRC for reducing the risk of death from ARS indication, the Company has completed a Phase 1 open-label, dose-escalation trial of entolimod in 26 patients with advanced cancer in the U.S. The data for the U.S. study were presented at the 2015 annual meeting of the American Society of Clinical Oncology, or ASCO. Seven (7) additional patients have been dosed with the entolimod drug formulation proposed for commercialization under the pre-EUA in an extension of this study performed in the Russian Federation.

In the third quarter of 2018, the Company created a joint venture called Genome Protection, Inc., or GPI, with Everon Biosciences, Inc., or Everon. GPI, which is currently 50% owned by the Company and 50% owned by Everon, is undertaking a research and development program aimed at clinical testing of entolimod and GP532 (a second generation TLR5 candidate) and the development of medications with anti-aging and other indications associated with genome damage. GPI is being initially funded by an investment from venture capital fund Norma Investments Limited, or Norma. Under the terms of the arrangement with Norma, GPI granted Norma the right to purchase shares of GPI’s capital stock in the future in exchange for the payment of up to $30 million, of which $10.5 million was paid shortly after execution of the transaction documents.

Mobilan is a recombinant non-replicating adenovirus that directs expression of TLR5 and its agonistic ligand, a secretory non-glycosylated version of entolimod. The Company is also developing through its subsidiary, Panacela Labs, Inc. Two randomized, placebo-controlled, dose-ranging studies of Mobilan in men with prostate cancer are currently ongoing in the Russian Federation.

Recent Developments

Closing of the Merger with Cytocom Inc.

On July 27, 2021, the Company, Merger Sub and Old Cytocom completed the Merger. The Merger was completed pursuant to the Merger Agreement, pursuant to which Merger Sub merged with and into Old Cytocom, with Old Cytocom continuing as a wholly owned subsidiary of the Company and the surviving corporation of the Merger. In connection with the closing of the Merger, Old Cytocom was renamed “Cytocom Subsidiary Inc.” and the Company is now named “Statera Biopharma, Inc.”

Merger Consideration. Upon completion of the Merger, each outstanding share of Old Cytocom common stock and preferred stock, and each vested restricted stock unit of Old Cytocom (excluding, in each case, dissenting shares and shares held in treasury) automatically converted into the right to receive a number of shares of Company common stock determined by the application of an exchange ratio formula set forth in the Merger Agreement.

Exchange Ratio. The exchange ratio was calculated based on the total number of outstanding shares of Company common stock and Old Cytocom common stock, each on a fully diluted basis, and the respective valuations of the Company and Old Cytocom, as of immediately prior to the effective time of the Merger, which we refer to as the Effective Time. As of the effective date of the Merger Agreement, the valuation of the Company was assumed to be $39 million and the valuation of Old Cytocom was assumed to be $61 million. For purposes of calculating the exchange ratio, the respective valuations of Old Cytocom and the Company at the Effective Time were increased or decreased, as applicable, based on the amount of each company’s net cash at closing, inclusive of certain short- and long-term liabilities. From these imputed valuation amounts, the number of shares issued as merger consideration to Old Cytocom securityholders was equal to a percentage of the fully diluted common stock of the combined company determined by dividing the adjusted Old Cytocom valuation by the adjusted combined company valuation.

Accordingly, based on the foregoing exchange ratio, the parties determined that 18,492,452 shares of Company common stock will be issued in the Merger, resulting in the former Old Cytocom securityholders owning, or holding rights to acquire, approximately 54% of the common stock of the combined company, on a fully diluted basis, and legacy, pre-Merger Company securityholders owning, or holding rights to acquire, approximately 46% of the common stock of the combined company, on a fully diluted basis, in each case as of immediately following the Effective Time. In addition, at the Effective Time, each unvested Old Cytocom restricted stock unit was converted into a number of restricted stock units of the Company, as determined in accordance with the exchange ratio formula described above. The terms (including, without limitation, the vesting terms) of each such substitute restricted stock unit are substantially equivalent to those of the Old Cytocom restricted stock unit being replaced.

Financing Arrangements

As a result of the Merger, the Company became party to the following material definitive agreements:

●

Loan and Security Agreement, dated as of April 26, 2021, between Avenue Venture Opportunities Fund, L.P. (“Avenue”) and Old Cytocom, as supplemented by the Supplement to the Loan and Security Agreement, dated as of April 26, 2021, between Avenue and Old Cytocom, under which the Company (i) borrowed $15 million under a loan facility (ii) issued the warrant described in the next paragraph to Avenue and (ii) is obligated to issue shares of common stock upon conversion of up to $3 million of principal outstanding under the Avenue facility;

●	Warrant to Purchase Shares of Common Stock of Cytocom Inc, issued at the Effective Time, by the Company to Avenue, exercisable for up to 154,004 shares of Company common stock;

●

Amended and Restated Share Purchase Agreement, dated as of July 27, 2021, by and among GEM, GYBL and the Company, under which the Company may sell, from time to time, up to $75 million shares of its common stock at a price per share equal to 90% of the trading price of the Company’s common stock over a designated pricing period;

●

Warrant to purchase shares of Company common stock, dated as of July 30, 2021, issued to GEM, exercisable for up to 1,720,083 shares, or 4.99% of the outstanding shares of common stock as of immediately after the Effective Time;

●	Amended and Restated Registration Rights Agreement, dated as of July 27, 2021, between Old Cytocom, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited; and

●

Warrants, issued immediately after the Effective Time, by the Company to the purchasers of Old Cytocom’s Series A-3 Preferred Stock and Series A-4 Preferred Stock, each of which were converted immediately prior to the Effective Time, exercisable for up to an aggregate 952,000 shares of Company common stock.

Corporation Information

The Company was incorporated in Delaware in June 2003 and is headquartered in Fort Collins, Colorado. The Company has conducted business in the United States (“U.S.”) directly and in the Russian Federation ("Russia") through two subsidiaries: one wholly owned subsidiary, BioLab 612, LLC ("BioLab 612"), which began operations in 2012 and was dissolved in November 2020; and Panacela Labs, Inc. ("Panacela"), which was formed by us and Joint Stock Company “RUSNANO”, our financial partner in the venture, in 2011. Following the Effective Date, we also do business through our direct and indirect subsidiaries, Cytocom Subsidiary Inc., Imquest Life Sciences Inc., ImQuest BioSciences, Inc., ImQuest Pharmaceuticals, Inc. and Lubrinovation Inc.

In addition, the Company has an investment in Genome Protection, Inc. ("GPI") that is recorded under the equity method of accounting in the accompanying financial statements. The Company has not recorded its 50% share of the losses of GPI through June 30, 2021 as the impact would have reduced the Company's equity method investment in GPI below zero, and there are no requirements to fund the Company's share of these losses or contribute additional capital as of the date of these statements.

Our common stock is listed on the Nasdaq Capital Market under the symbol “STAB.”

Our principal executive offices are located at 2537 Research Boulevard, Suite 201, Fort Collins, CO 80526, and our telephone number at that address is (888) 613-8802.

The Offering

Common stock outstanding as of the date of this prospectus supplement	25,649,899 shares

Common stock offered by us	Shares of common stock with an aggregate sale price of up to $7.5 million.

Offering price	Sales will be made at a price per share equal to 90% of the daily closing price of our common stock during the 15 trading days beginning on the date specified in each draw down notice.

Common stock to be outstanding immediately after this offering

27,619,954 shares assuming sales of 1,970,055 shares at a price of $3.81 per share, which is 90% of $4.23 per share, the closing price of our common stock on The NASDAQ Capital Market on September 8, 2021. The actual number of shares issued will vary depending on the sales price under this offering and the amount raised.

However, the Company is prohibited by the terms of the share purchase agreement and the rules of the NASDAQ Capital Market from selling to GEM a number of shares of common stock, including shares issuable upon exercise of a warrant issued to GEM, that exceed 19.99% of the number of shares outstanding immediately following the closing of the Merger, unless the Company’s stockholders approve of such issuance. Accordingly, unless the Company’s stockholders approve of such issuance, we will only be able to sell to GEM hereunder a maximum of 2,979,460 shares.

In addition, pursuant to the share purchase agreement, the Company is not permitted to issue to GEM, and GEM is not required to purchase, shares of common stock of the Company, the result of which would be GEM beneficially owning, directly or indirectly, more than 9.99% of the number of shares outstanding as of the date of the proposed issuance, unless waived by GEM in accordance with the terms of the share purchase agreement.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Nasdaq Capital Market listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “CBLI.”

Risk factors

You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to invest in our common stock.

The number of shares of common stock to be outstanding after this offering is based on 25,649,899 shares outstanding as of September 8, 2021, and excludes as of that date:

•	45,706 shares of common stock issuable upon exercise of outstanding options to purchase common stock;

•	1,055,608 shares of common stock underlying restricted stock units, or RSUs; and

•	3,170,398 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock;

•	170,000 shares of common stock issuable pursant to Old Cytocom contractual agreements; and

•

3,241,562 shares of common stock issuable to the previous holders of shares of a certain series of Old Cytocom preferred stock, which based on the 30-day volume weighted average price of the Company’s common stock price, was equivalent to $12 million in consideration, and 3,621,758 shares issuable to the other Old Cytocom stockholders as additional merger consideration.

Risk Factors

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2020, the section captioned “Risk Factors” in the final proxy statement/prospectus dated June 10, 2021, in each case as supplemented by our subsequent Quarterly Reports on Form 10-Q as filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to This Offering

If you purchase shares of our common stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

Investors will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 1,970,055 shares of common stock offered in this offering at an assumed offering price of $3.81 per share, which is 90% of $4.23 per share, the closing price of our common stock on The NASDAQ Capital Market on September 8, 2021, and after deducting estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $3.54 per share.

In addition, as of September 8, 2021, we had a number of agreements or obligations that may result in dilution to investors. These include:

•	45,706 shares of common stock issuable upon exercise of outstanding options to purchase common stock

•	1,055,608 shares of common stock underlying RSUs; and

•	3,170,398 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock;

•	170,000 shares of common stock issuable pursant to Old Cytocom contractual agreements; and

•

3,241,562 shares of common stock issuable to the previous holders of shares of a certain series of Old Cytocom preferred stock, which based on the 30-day volume weighted average price of the Company’s common stock price, was equivalent to $12 million in consideration, and 3,241,562 shares issuable to the other Old Cytocom stockholders as additional merger consideration.

We also have an incentive compensation plan for our management, employees and consultants. We have granted, and expect to grant in the future, options to purchase shares of our common stock to our directors, employees and consultants. The sale, or even the possibility of the sale, of the shares of common stock underlying these options, RSUs and warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below.

In addition, to the extent we need to raise additional capital in the future and we issue additional equity or convertible debt securities, our then-existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering. Additionally, if we make one or more significant acquisitions in which the consideration includes stock or other securities, our stockholders’ holdings may be significantly diluted. Stockholders’ holdings may also be diluted if we enter into arrangements with third parties permitting us to issue shares of common stock in lieu of certain cash payments upon the achievement of milestones.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering for general corporate purposes, including sales and marketing expenses associated with our product candidates, funding of our development programs, payment of milestones pursuant to our license agreements, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

The price of our common stock has been and could remain volatile, which could cause your investment to lose value.

The market price of our common stock has historically experienced and may continue to experience significant volatility. During the 12-month period ended June 30, 2021, the closing sales price of our common stock on Nasdaq ranged from a high of $9.55 on February 18, 2021 to a low of $1.65 on September 3, 2020. The listing of our common stock on the Nasdaq Capital Market does not assure that a meaningful, consistent, and liquid trading market will exist, and in recent years, the market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility in addition to volatility caused by the occurrence of industry and company specific events. Factors that could cause fluctuations include, but are not limited to, the following:

●	our progress in developing and commercializing our products;

●	price and volume fluctuations in the overall stock market from time to time;

●	fluctuations in stock market prices and trading volumes of similar companies;

●	actual or anticipated changes in our earnings or fluctuations in its operating results or in the expectations of securities analysts;

●	general economic conditions and trends;

●	major catastrophic events;

●	sales of large blocks of our stock;

●	departures of key personnel;

●	changes in the regulatory status of our product candidates, including results of its preclinical studies and clinical trials;

●	status of contract and funding negotiations relating to its product candidates;

●	events affecting our collaborators;

●	events affecting our competitors;

●	announcements of new products or technologies, commercial relationships or other events by us or our competitors;

●	the COVID-19 pandemic;

●	regulatory developments in the U.S. and other countries;

●	failure of our common stock to be listed or quoted on the NASDAQ Capital Market, another national market system, or any national stock exchange;

●	changes in accounting principles; and

●	discussion of Statera Biopharma or its stock price by the financial and scientific press and in online investor communities.

In addition, the stock market in general, and the stock price of companies listed on the Nasdaq, and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. Accordingly, the value of an investment made in our common stock in this offering could lose value.

We have, in the past, failed to satisfy certain continued listing requirements of the Nasdaq Capital Market and could fail to satisfy those requirements again in the future, which could affect the market price of our common stock and liquidity and reduce our ability to raise capital.

Currently, our common stock trades on the Nasdaq Capital Market. During 2019 and 2020, we received notification from Nasdaq informing us of certain listing deficiencies related to the minimum required stockholders’ equity and minimum bid price listing requirements, which led to the issuance of delisting notices. Although we have since cured these deficiencies and our common stock continues to trade on the Nasdaq Capital Market, it is possible that we could fall out of compliance again in the future. If we fail to maintain compliance with any Nasdaq listing requirements, our common stock could be delisted from the Nasdaq Capital Market. This could severely limit the liquidity of our common stock and your ability to sell Statera Biopharma securities on the secondary market.

The actual number of shares we will issue under the share purchase agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the share purchase agreement and compliance with applicable law, we have the discretion to deliver draw-down notices to GEM at any time throughout the term of the share purchase agreement. The number of shares that we sell to GEM after delivering a draw-down notice will fluctuate based on the market price of the common stock during the sales period and limits we set with GEM. Accordingly, if we sell a significant number of shares to GEM under the share purchase agreement, your ownership of our common stock could be significantly diluted.

We may need to raise additional capital in the future, and such funds may not be available on attractive terms, or at all.

We may to need to raise additional capital in the future to support its operations. We cannot be certain that additional capital will be available as needed or on acceptable terms, or at all. If we require additional capital at a time when an investment in the combined company, in pharmaceutical and biotechnology companies or the market in general is limited, we may not be able to raise additional funds at the time that we desires, or at all. If we raise additional funds through the issuance of equity or convertible securities, your ownership of our common stock could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to the holders of the common stock. Any debt financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens, pay dividends, redeem its stock or make investments.

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including sales and marketing expenses associated with our product candidates, funding of our development programs, payment of milestones pursuant to our license agreements, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

Dilution

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our common stock after this offering. As of June 30, 2021, our net tangible book value was $(6.1) million, or $(0.24) per share, on a pro forma basis based on 25,649,899 shares of our common stock outstanding as of June 30, 2021, after giving effect to the issuance of 10,170,954 shares of common stock in the Merger, which closed on July 27, 2021. Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding as of June 30, 2021, after giving effect to the issuance of 10,170,954 shares of common stock in the Merger. After giving effect to our sale in this offering of shares of our common stock in the aggregate amount of $7,500,000 at an assumed public offering price of $3.81 per share, which is 90% of $4.23 per share, the closing price of our common stock on The NASDAQ Capital Market on September 8, 2021, and before deducting offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been $1.4 million, or $0.05 per share. This represents an immediate increase of net tangible book value of $0.29 per share to our existing stockholders and an immediate dilution of $3.76 per share to new investors purchasing securities in this offering. The following table illustrates this per-share dilution.

Assumed Offering price per share	$3.81
Pro forma net tangible book value per share at June 30, 2020	$(0.24)
Pro forma increase per share attributable to investors purchasing shares in this offering	$0.29
Pro forma net tangible book value per share after giving effect to this offering	$0.05
Dilution to investors purchasing our common stock in this offering	$3.76

The number of shares of common stock to be outstanding after this offering is based on 25,649,899 shares outstanding as of June 30, 2021, after giving effect to the immediate issuance of 10,170,954 shares of common stock in the Merger, which closed on July 27, 2021, and excludes as of that date:

•	45,706 shares of common stock issuable upon exercise of outstanding options to purchase common stock

•	1,055,608 shares of common stock underlying RSUs;

•	3,170,398 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock;

•	170,000 shares of common stock issuable pursant to Old Cytocom contractual agreements; and

•

3,241,562 shares of common stock issuable to the previous holders of shares of a certain series of Old Cytocom preferred stock, which based on the 30-day volume weighted average price of the Company’s common stock price, was equivalent to $12 million in consideration, and 3,621,758 shares issuable to the other Old Cytocom stockholders as additional merger consideration.

To the extent that outstanding options, RSUs or warrants are exercised or settled, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity or convertible debt securities, your ownership will be further diluted.

Plan of Distribution

We entered into a share purchase agreement with GEM and GYBL under which we may elect to issue and sell to GEM, from time to time, shares of our common stock having an aggregate gross sales price of up to $75 million, subject to certain limitations. Of the full $75 million in shares we may elect to sell to GEM under the share purchase agreement, we may elect to sell up to $7.5 million of our shares under this prospectus supplement.

Upon our election to make such a sale, we will deliver a draw-down notice to GEM, and, if all applicable conditions are satisfied, GEM will purchase newly issued shares at the end of a 15 or 30 day pricing period. The purchase price of the shares to be sold is set at 90% of the average daily closing price of the Company’s common stock on the Nasdaq Capital Market or other market on which the stock may be listed, determined over a pricing period of 15 or 30 days. We are not permitted to make a draw-down request in an amount that exceeds 400% of the average daily trading volume of our stock for the 30 trading days preceding the draw-down date. Each draw down is subject to certain closing conditions, including (i) the continued accuracy of the representations and warranties made in the share purchase agreement, (ii) a registration statement registering the resale of the shares sold under the share purchase agreement having been declared effective by the Securities and Exchange Commission (“SEC”), (ii) the absence of any law, order, ruling or injunction prohibiting the consummation of the transactions contemplated by the share purchase agreement, (iii) the Company’s common stock not being suspended from trading by the Nasdaq Capital Market or other market on which the shares are then listed, (iv) the absence of any litigation commenced, or governmental investigation commenced or threated, against the Company in connection with the share purchase agreement transactions and (v) with respect to the first draw down only, the delivery by the Company’s counsel of a negative assurance letter and delivery by the Company’s independent auditors of a comfort letter. However, the share purchase agreement provides that we may make a draw-down request for the sale of up to $15 million of shares without having to have an effective resale registration statement in effect, and instead, will sell such shares to GEM under this prospectus supplement.

Pursuant to the share purchase agreement, we agreed to pay to GEM a commitment fee equal to 2% of the $75 million that GEM has agreed to purchase from us, or $1.5 million. Initially, we may pay this commitment fee proportionately from the proceeds of drawdowns under the share purchase agreement. Upon the 1-year anniversary of the share purchase agreement, any remaining amount of the commitment fee will become immediately due and payable. At the Company’s election, the commitment fee may be paid in shares of the Company’s common stock. The Company also paid $40,000 to reimburse GEM and GYBL for the attorneys’ fees and expenses they incurred in connection with the share purchase agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

In connection with any draw-downs with respect to the shares offered under this prospectus supplement, we will first issue to GEM shares of common stock equal to 110% of the number of shares estimated to be sold under such draw-down, based on a trading price of $5.01, which was the closing price per share of our common stock on Nasdaq Capital Market on the first trading day after the effective time of the Merger. Following the expiration of the pricing determination period, GEM will return to us any shares issued in excess of the number of shares for which the aggregate of the $7.5 million draw-down purchase price could buy at the per-share prices determined in accordance with the share purchase agreement.

The share purchase agreement terminates on the earlier to occur of July 27, 2024 (but only following the settlement in full of the issuance of the shares offered under this prospectus supplement in connection with the first $15 million draw-down) or the date on which GEM has purchased $75 million in the aggregate under the share purchase agreement, in each case, subject to the terms of the share purchase agreement.

This summary of the material provisions of the share purchase agreement does not purport to be a complete statement of its terms and conditions. A copy of the share purchase agreement has been filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed on August 2, 2021, and is incorporated by reference in this prospectus supplement.

Legal Matters

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, McGuireWoods LLP, Charlotte, North Carolina.

Experts

The consolidated financial statements of Statera Biopharma, Inc., then known as Cleveland BioLabs, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Meaden & Moore, an independent registered public accounting firm, as set forth in its report thereon, included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Meaden & Moore pertaining to such financial statements as of the date (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cytocom Subsidiary, Inc., known as Cytocom Inc. before the effectiveness of Merger, appearing in the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2021 have been audited by Turner, Stone & Company, LLP, an independent registered public accounting firm, as set forth in its report thereon, included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Turner, Stone & Company, LLP pertaining to such financial statements as of the date (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information; Information Incorporated By Reference

Available Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement forms a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.staterabiopharma.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

Incorporation By Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus supplement, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, except as otherwise provided in such Form 8-K.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 22, 2021;
•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 22, 2021, and for the quarter ended June 30, 2021, filed with the SEC on August 16, 2021;
•

our Current Reports on Form 8-K filed with the SEC on February 17, 2021, February 19, 2021, February 23, 2021, July 6, 2021, July 28, 2021, July 30, 2021, August 2, 2021, August 9, 2021 and September 1, 2021; and

•

the description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on July 20, 2006, including any amendments or reports filed for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Chief Legal Officer, Statera Biopharma, Inc., 2537 Research Boulevard, Suite 201, Fort Collins, CO 80526, or (888) 613-8802.

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-238578

Prospectus

$50,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

UNITS

We may issue from time to time in one or more series or classes up to $50,000,000 in aggregate total amount of our common stock, preferred stock, warrants and/or units. This prospectus describes the general terms of our common stock, preferred stock, warrants and/or units and the general manner in which such securities will be offered. We will describe the specific manner in which these securities will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement, any free writing prospectus and any term sheet or other offering materials carefully before you invest in our securities.

We may offer our securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CBLI.” On May 20, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.18 per share. As of May 20, 2020, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $10,610,675, based on 11,403,239 shares of outstanding common stock, of which approximately 4,867,282 shares were held by non-affiliates, and a per share price of $2.18 based on the closing sale price of our common stock on May 20, 2020.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2020

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time offer to sell up to $50,000,000 in aggregate total amount of our shares of common stock, preferred stock, warrants to purchase any such securities and/or units in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of such securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy our securities other than our securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy our securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. Any information in subsequent filings incorporated by reference in this prospectus or any accompanying prospectus supplement that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

The Cleveland BioLabs, Inc. logo and its product names are proprietary trade names of Cleveland BioLabs, Inc. and its subsidiaries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to “Cleveland BioLabs,” the “Company,” “we,” “us,” and “our” refer to Cleveland BioLabs, Inc., together with its consolidated subsidiaries.

In this prospectus, we refer to the common stock, preferred stock, warrants and units being offered, collectively, as “securities.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus and any accompanying prospectus supplement, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934, as amended. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed here for various reasons. Factors that could contribute to such differences include, but are not limited to:

●	our need for additional financing to meet our business objectives;

●	our history of operating losses;

●	the substantial doubt expressed by our independent auditors about our ability to continue as a going concern;

●	our ability to successfully develop, obtain regulatory approval for, and commercialize our products in a timely manner;

●	our plans to research, develop and commercialize our product candidates;

●	our ability to attract collaborators with development, regulatory and commercialization expertise;

●	our plans and expectations with respect to future clinical trials and commercial scale-up activities;

●	our reliance on third-party manufacturers of our product candidates;

●	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

●	the rate and degree of market acceptance of our product candidates;

●	regulatory requirements and developments in the United States, the European Union and foreign countries;

●	the performance of our third-party suppliers and manufacturers;

●	the success of competing therapies that are or may become available;

●	our ability to attract and retain key scientific or management personnel;

●	our reliance on government funding for a significant portion of our operating costs and expenses;

●	government contracting processes and requirements;

●	the exercise of control over our company by our majority stockholder;

●	our current noncompliance with the continued listing requirements of the NASDAQ Capital Market;

●	the geopolitical relationship between the United States and the Russian Federation, as well as general business, legal, financial and other conditions within the Russian Federation;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●	our potential vulnerability to cybersecurity breaches; and

●

the other factors discussed below and in the sections of the documents incorporated by reference herein under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and in other filings we make with the Securities and Exchange Commission.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

ABOUT CLEVELAND BIOLABS

Cleveland BioLabs is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. Our proprietary platform of Toll-like immune receptor activators has applications in mitigation of radiation injury and immuno-oncology. We combine our proven scientific expertise and our depth of knowledge about our products’ mechanisms of action into a passion for developing drugs to save lives.

Entolimod, a Toll-like receptor 5 (“TLR5”) agonist, which we are developing as a medical radiation countermeasure (“MRC”) for reducing the risk of death following exposure to potentially lethal irradiation from Acute Radiation Syndrome (“ARS”) is our most advanced product candidate. Other indications, including immunotherapy for oncology, have been or are being investigated as well. Entolimod as a MRC is being developed under the United States Food & Drug Administration’s (“FDA’s”) Animal Efficacy Rule for the indication of reducing the risk of death following exposure to potentially lethal irradiation occurring as a result of a radiation disaster. We believe that entolimod is the most efficacious MRC currently in development.

We have completed two Good Clinical Practices (“GCP”) clinical studies designed to evaluate the safety, pharmacokinetics and pharmacodynamics of entolimod in a total of 150 healthy subjects. We have completed a Good Laboratory Practices (“GLP”), randomized, blinded, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of entolimod on survival and biomarker induction in 179 non-human primates exposed to 7.2 Gy total body irradiation when entolimod or a placebo was administered at 25 hours after radiation exposure. We have also completed a GLP, randomized, open-label, placebo-controlled, pivotal study designed to evaluate the dose-dependent effect of entolimod on biomarker induction in 160 non-irradiated non-human primates. In 2015, following confirmation from the FDA of the sufficiency of our existing efficacy and safety data and animal-to-human dose conversion, we submitted to the FDA an application for pre-Emergency Use Authorization (“pre-EUA”), a form of authorization granted by the FDA under certain circumstances.

If the FDA approves the pre-EUA application, then Federal agencies will be free to procure entolimod for stockpiling so that the drug is available to distribute in the event of an emergency, i.e., prior to the drug being formally approved by FDA under a Biologics License Application (“BLA”). Such authorization is not equivalent to full licensure through approval of a BLA, but precedes full licensure and, importantly, would position entolimod for potential sales in advance of full licensure in the U.S. We further believe pre-EUA status will position us to explore sales opportunities with foreign governments. We are awaiting the results of our pre-EUA application.

In September 2015, we announced two awards totaling approximately $15.8 million in funding from the United States Department of Defense (“DoD”), office of Congressionally Directed Medical Research Programs to support further development of entolimod as a MRC. These awards have funded, and will continue to fund, additional preclinical and clinical studies of entolimod, which are needed for a BLA. The contracts under which these awards were granted have since been amended, as previously disclosed.

In addition to development work on the MRC for reducing the risk of death from ARS indication, we have completed a Phase 1 open-label, dose-escalation trial of entolimod in 26 patients with advanced cancer in the U.S. The data for the U.S. study were presented at the 2015 annual meeting of the American Society of Clinical Oncology (“ASCO”). Seven (7) additional patients have been dosed with the entolimod drug formulation proposed for commercialization under the pre-EUA in an extension of this study performed in the Russian Federation (“Russia”).

In the third quarter of 2018, the Company created a joint venture called Genome Protection, Inc. (“GPI”) with Everon Biosciences, Inc. (“Everon”). GPI, which is currently 50% owned by the Company and 50% owned by Everon, is undertaking a research and development program aimed at clinical testing of entolimod and GP532 (a variant of our entolimod drug candidate) and the development of medications with anti-aging and other indications associated with genome damage. GPI is being initially funded by an investment from venture capital fund Norma Investments Limited (“Norma”). Under the terms of the arrangement with Norma, GPI granted Norma the right to purchase shares of GPI’s capital stock in the future in exchange for the payment of up to $30 million, of which $10.5 million was paid shortly after execution of the transaction documents.

Mobilan is a recombinant non-replicating adenovirus that directs expression of TLR5 and its agonistic ligand, a secretory non-glycosylated version of entolimod we are also developing through our subsidiary, Panacela Labs, Inc.. Two randomized, placebo-controlled, dose-ranging studies of Mobilan in men with prostate cancer are currently ongoing in the Russian Federation.

Corporation Information

We were incorporated in Delaware in June 2003 as a corporation spun off from The Cleveland Clinic. We exclusively license our founding intellectual property from The Cleveland Clinic. In 2007, we relocated our operations to Buffalo, New York and became affiliated with Roswell Park Cancer Institute, through technology licensing and research collaboration relationships. Our common stock is listed on the NASDAQ Capital Market under the symbol “CBLI.”

Our principal executive offices are located at 73 High Street, Buffalo, New York 14203, and our telephone number at that address is (716) 849-6810.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, as amended, or as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, including repayment, repurchase or refinance of debt obligations, sales and marketing expenses associated with our product candidates, funding of our development programs, payment of milestones pursuant to our license agreements, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of our securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing our securities in an offering under this prospectus:

●	the net tangible book value per share of our securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

Description of Capital Stock

Our restated certificate of incorporation, as amended, authorizes us to issue up to 25,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share. As of May 14, 2020, we had outstanding

●           11,403,239 shares of common stock;

●           no shares of Series A Preferred Stock;

●           options exercisable for up to 96,397 shares of common stock; and

●           warrants exercisable for up to 222,253 shares of common stock

As of May 14, 2020, we had approximately 29 holders of record in our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by banks, brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

The following description of our capital stock is not complete and is subject to and qualified in its entirety by our restated certificate of incorporation, as amended, and by the relevant provisions of the Delaware General Corporation Law.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. The holders of our common stock do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends. Holders of common stock are entitled to receive ratably any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. There are no sinking fund provisions applicable to our common stock. There are no restrictions on the alienability of our common stock and there are no provisions discriminating against any existing or prospective holder of our common stock as a result of such holder owning a substantial amount of our securities.

Listing. Our common stock is listed on The NASDAQ Capital Market under the symbol “CBLI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Series A Preferred Stock

On February 5, 2015, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware. The number of shares of preferred stock designated as Series A Preferred Stock is 718 and each share of Series A Preferred Stock has a stated value equal to $1,000. As of the date of this prospectus, there are no shares of Series A Convertible Preferred Stock outstanding.

Voting Rights. Except as otherwise provided in the Series A Certificate of Designation or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or pari passu with, the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series A Preferred Stock, (d) increase the number of authorized shares of Series A Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series A Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any other fees, liquidated damages or dividends then due and owing thereon under the Series A Certificate of Designation, for each share of Series A Preferred Stock before any distribution or payment shall be made to the holders of any securities junior to the Series A Preferred Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A “Fundamental Transaction” or “Change of Control Transaction” (each as defined in the Series A Certificate of Designation) shall not be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each holder.

Conversion Price. The conversion price for the Series A Preferred Stock shall equal $3.00, subject to certain terms as described therein.

Stock Options

As of May 14, 2020, there were 96,397 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $34.83 per share.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-laws

The provisions of Delaware law, our certificate of incorporation and our bylaws, which are discussed below, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of the company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Law

Since April 2016, we have not been subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our certificate of incorporation and bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders. Our certificate of incorporation and our bylaws also provide that special meetings of the stockholders may be called only by (i) our Chairman of the board of directors, (ii) our board of directors or any holder or holders of 10% or more of the outstanding voting power of the issued and outstanding shares of capital stock of the company entitled to vote in connection with the election of directors.

Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the date of the previous year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaws, such business will not be considered at the meeting.

On July 9, 2015, we closed a private placement transaction with David Davidovich, a venture capital investor, pursuant to which the Company issued and sold to Mr. Davidovich an aggregate of 6,459,948 shares of the Company’s common stock under the terms of the Securities Purchase Agreement between the Company and Mr. Davidovich, dated June 24, 2015 (the “Davidovich Purchase Agreement”). Under the Davidovich Purchase Agreement, Mr. Davidovich has the right to nominate for election to the Board a majority of directors until such time as he no longer holds a majority of the issued and outstanding common stock of the Company. As of the date of this prospectus, Mr. Davidovich retains 56.90% of our outstanding shares of common stock, and therefore continues to have the right to nominate for election to our board of directors a majority of our directors.

Effects of Authorized but Unissued Stock

We have 13,278,111 shares of common stock, including shares of common stock reserved for issuance under the Company’s 2013 Employee Stock Purchase Plan and the Cleveland BioLabs, Inc. Equity Incentive Plan, and 1,000,000 shares preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Capital Market. We may utilize these additional shares for a variety of corporate purposes including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL. We have also entered into indemnification agreements with certain of our current and former directors and certain of our officers and expect to enter into a similar agreement with any new directors or officers.

Description of Warrants

We may issue warrants to purchase common stock or preferred stock. We may offer warrants separately or together with one or more additional warrants, common stock or preferred stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•

whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related preferred stock or common stock will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

Description of Units

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. The following, together with the additional information we may include in the applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms summarized below will apply generally to any units we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell our securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell our securities separately or together:

●	to or through one or more underwriters, brokers or dealers;

●	through agents;

●	directly to one or more purchasers; or

●	through a combination of any of these methods of sale.

We may distribute our securities from time to time in one or more transactions:

●	at a fixed price or prices which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

The related prospectus supplement will set forth the terms of each offering, including:

●	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	the amount of any compensation, discounts, commissions or fees to be received by the underwriters, dealer or agents;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any securities exchanges on which such securities may be listed;

●	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

●	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market prices of the securities.

Direct Sales and Sales Through Agents

We may solicit directly offers to purchase securities being offered by this prospectus. We may also designate agents to solicit offers to purchase our securities from time to time. We may sell our securities offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made directly on The Nasdaq Capital Market, on any other existing trading market for our securities or to or through a market maker. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

Sales Through Underwriters or Dealers

If we utilize a dealer in the sale of our securities being offered by this prospectus, we will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of our securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of our securities to the public. In connection with the sale of our securities, we or the purchasers of our securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of our securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of our securities may be deemed to be underwriting discounts and commissions. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell our securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell our securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use our securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use our securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge our securities to a financial institution or other third party that in turn may sell our securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

General Information

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The Nasdaq Capital Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Any underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may provide the underwriters, dealers and agents with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that they may make with respect to these liabilities.

LEGAL MATTERS

McGuireWoods LLP, New York, New York, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Cleveland BioLabs, Inc. appearing in Cleveland BioLabs, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Meaden & Moore, an independent registered public accounting firm, as set forth in its report thereon, included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Meaden & Moore pertaining to such financial statements as of the date (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.cbiolabs.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all securities to which this prospectus relates have been sold or the offering is otherwise terminated and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

●	our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on April 15, 2020, and as amended by Form 10-K/A filed with the SEC on April 29, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 15, 2020;

●	our Current Report on Form 8-K, as filed with the SEC on February 24, 2020 and May 4, 2020; and

●

the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on July 20, 2006, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Vice President of Finance, Cleveland BioLabs, Inc., 73 High Street, Buffalo, New York 14203, or (716) 849-6810.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$7.5 Million

Common Stock

Prospectus Supplement

September 9, 2021